UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)
July 18, 2012

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 18, 2012, The Estée Lauder Companies Inc. (the “Company”) appointed Tracey T. Travis as its Executive Vice President and Chief Financial Officer, effective August 20, 2012.  Since 2005, Ms. Travis, age 50, has been Senior Vice President and Chief Financial Officer of Ralph Lauren Corporation, responsible for Global Finance, Internal Audit, Treasury, Tax, Business Development, Investor Relations and Global Information Technology.  Ralph Lauren Corporation is a global designer and marketer of premium lifestyle products and brands across the apparel, home, accessories and fragrance categories.  Previously, Ms. Travis was Senior Vice President, Finance of Intimate Brands for Limited Brands, Inc. from 2002 to 2004.  She also spent a decade at PepsiCo Inc. and the Pepsi Bottling Group, where she held operations management and finance roles. She began her career as an engineer and financial analyst at General Motors Company.

In connection with her appointment, Ms. Travis entered into an employment, dated as of July 18, 2012, with the Company to serve as Executive Vice President and Chief Financial Officer beginning August 20, 2012.  The agreement provides that Ms. Travis will be an employee-at-will and continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment.  The agreement provides for a base salary to be set by the Compensation Committee of the Board of Directors of the Company.  For the fiscal year ending June 30, 2013, base salary will be at an annual rate of $825,000.  Her bonus opportunities and equity grants shall be determined by the Compensation Committee or Stock Plan Subcommittee.  For fiscal 2013, her aggregate bonus opportunities at target will be $825,000.  In order to induce Ms. Travis to join the Company and to compensate her for equity grants from her previous employer that will be forfeited, an initial equity award with a grant date value of $2.3 million will be made to her in the first quarter of fiscal 2013.  In addition, for fiscal 2013, the recommended annual equity-award target opportunity will have a value at the time of grant of no less than$2.6 million.  Provisions in the agreement regarding termination of employment are substantially the same as those for the Company’s other named executive officers that are described in the Company’s most recent proxy statement under the heading “Executive Compensation – Potential Payments Upon Termination of Employment or Change in Control,” which was filed with the SEC on September 23, 2011, except that in the case of post-termination payments that are deemed to be parachute payments under Section 4999 of the Internal Revenue Code, Ms. Tracey will be subject to the better of an excise tax payment or a cut back to eliminate the excise tax to her.  Ms. Travis is entitled to standard benefits generally available to other executive officers of the Company.  Benefits provided to Ms. Travis under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a “Change of Control” (as defined in the agreement) or after a Change of Control.  Any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

The above brief description of the material terms of the agreement is qualified by reference to the text of the agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Ms. Travis will be succeeding Richard W. Kunes as Executive Vice President and Chief Financial Officer.  The Company announced Mr. Kunes’ intention to retire on or about June 30, 2013 in a press release and in a current report on Form 8-K that was filed with the SEC on August 22, 2011.   Effective August 20, 2012, Mr. Kunes will be Executive Vice President, Senior Adviser to the Chief Executive Officer.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Tracey T. Travis, dated as of July 18, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: July 20, 2012	By:	/s/ Spencer G. Smul
Spencer G. Smul Senior Vice President, Deputy General Counsel and Secretary

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THE ESTEE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with Tracey T. Travis, dated as of July 18, 2012

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